SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                                  ADA-ES, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    005208103
                                 (CUSIP Number)

                                December 31, 2009
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 14 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 005208103                 13G/A                  Page 2 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                           PERELLA WEINBERG PARTNERS OASIS MASTER FUND L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G/A                  Page 3 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                           PERELLA WEINBERG PARTNERS OASIS FUND GP L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G/A                  Page 4 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                           PERELLA WEINBERG PARTNERS OASIS FUND GP LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G/A                  Page 5 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                           PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IA
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G/A                  Page 6 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                           PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT GP LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G/A                  Page 7 of 14 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                             PERELLA WEINBERG PARTNERS GROUP LP
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 HC
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G/A                Page 8 of 14 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is ADA-ES, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 8100 SouthPark Way, B, Littleton, Colorado 80120

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) Perella Weinberg Partners Oasis Master Fund L.P., a Cayman
                Islands exempted limited partnership (the "Master Fund"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

           (ii) Perella Weinberg Partners Oasis Fund GP L.P., a Cayman Islands exempted limited partnership (the "Master Fund GP"), which serves as the general partner of the Master Fund, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund;

          (iii) Perella Weinberg Partners Oasis Fund GP LLC, a Delaware limited liability company (the "GP"), which serves as the general partner of the Master Fund GP, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund;

           (iv) Perella Weinberg Partners Capital Management LP, a Delaware limited partnership (the "Investment Manager") that is registered with the Securities and Exchange Commission as an investment adviser, which serves as the investment adviser to the Master Fund and managing member of the GP, with respect to the shares of Common Stock (as defined in Item 2(d) below), directly owned by the Master Fund;

            (v) Perella Weinberg Partners Capital Management GP LLC, a
                Delaware limited liability company ("PWPCMGP"), which serves as the general partner of the Investment Manager, which serves as the investment adviser to the Master Fund, with respect to the shares of Common Stock (as defined in Item 2(d) below), directly owned by the Master Fund; and

           (vi) Perella Weinberg Partners Group LP, a Delaware limited Partnership ("Group"), which serves as the managing member of PWPCMGP, the general partner of the Investment Manager, which serves as the investment adviser to the Master Fund, with respect to the shares of Common Stock (as defined in Item 2(d) below), directly owned by the Master Fund.

CUSIP No. 005208103                 13G/A                Page 9 of 14 Pages


The Master Fund, the Master Fund GP, the GP, the Investment Manager, PWPCMGP and Group are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is 767 Fifth Avenue, New York, NY 10153.

Item 2(c).     Citizenship:

     Each of the Master Fund and the Master Fund GP is organized under the laws of the Cayman Islands. Each of the GP, the Investment Manager, PWPCMGP and Group is organized under the laws of the state of Delaware.

Item 2(d).     Title of Class of Securities:

     Common Stock, no par value (the "Common Stock")

Item 2(e).  CUSIP Number:

     005208103

CUSIP No. 005208103                 13G/A                Page 10 of 14 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]

CUSIP No. 005208103                 13G/A              Page 11 of 14 Pages

Item 4.   Ownership.

     A. The Master Fund
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: -0-

     B. The Master Fund GP
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: -0-

     C. The GP
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No. 005208103                 13G/A              Page 12 of 14 Pages

     D. The Investment Manager
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: -0-

     E. PWPCMGP
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: -0-

     F. Group
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: -0-

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 005208103                 13G/A              Page 13 of 14 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


DATED:  January 25, 2010


                                 PERELLA WEINBERG PARTNERS OASIS MASTER FUND
                                 L.P.

                                 By: PERELLA WEINBERG PARTNERS OASIS FUND GP
                                 L.P., its general partner

                                 By:  PERELLA WEINBERG PARTNERS OASIS FUND GP
                                 LLC, its general partner

                                 /s/ Aaron Hood
                                 -------------------------------------
                                 Name: Aaron Hood
                                 Title: Authorized Person


                                 PERELLA WEINBERG PARTNERS OASIS FUND GP L.P.

                                 By:  PERELLA WEINBERG PARTNERS OASIS FUND GP
                                 LLC, its general partner

                                 /s/ Aaron Hood
                                 -------------------------------------
                                 Name: Aaron Hood
                                 Title: Authorized Person

                                 PERELLA WEINBERG PARTNERS OASIS FUND GP LLC

                                 /s/ Aaron Hood
                                 -------------------------------------
                                 Name: Aaron Hood
                                 Title: Authorized Person

CUSIP No. 005208103                 13G/A              Page 14 of 14 Pages


                                 PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT
                                 LP

                                 /s/ Aaron Hood
                                 -------------------------------------
                                 Name: Aaron Hood
                                 Title: Partner and Authorized Person


                                 PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT
                                 GP LLC

                                 /s/ Aaron Hood
                                 -------------------------------------
                                 Name: Aaron Hood
                                 Title: Authorized Person


                                 PERELLA WEINBERG PARTNERS GROUP LP

                                 /s/ Aaron Hood
                                 -------------------------------------
                                 Name: Aaron Hood
                                 Title: Partner and Authorized Person